================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 12b-25

                          Notification of Late Filing

                                              Commission File Number 1-8988

(Check one)

[X]  Form 10-K [ ] Form 11-K
[ ]  Form 20-F [ ] Form 10-Q [ ] Form N-SAR

For period ended June 30, 1997
                 -------------------------------

[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on 10-Q
[ ]  Transition Report on Form N-SAR

For the transition period ended
                               ----------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

===============================================================================

                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant       ECC International Corp.
                       ------------------------------------------

Former name if applicable
                          ---------------------------------------

Address of principal executive office
    (Street and Number)       175 Strafford Avenue, Suite 116
                       ------------------------------------------

City, State and Zip Code      Wayne, PA 19087-3377
                         ----------------------------------------


                                    PART II
                             RULE 12b-25(b) AND (c)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III
                                   NARRATIVE

  State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, Form N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)


The registrant has formulated a plan to discontinue the operations of its wholly owned subsidiary, ECC Vending Corp., and is currently in negotiations with respect to the sale of the assets of the vending subsidiary. Such plan to discontinue the operations of ECC Vending Corp. has caused a delay in the completion of the Annual Report on Form 10-K for the year ended June 30, 1997.


                                    PART IV
                               OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification.


          Relland M. Winand                      (610) 687-2600
--------------------------------------------------------------------------------
               (Name)                    (Area Code)(Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                              [x]  Yes        [ ]  No

  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?



                              [ ] Yes         [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            ECC International Corp.

-------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  September 29, 1997         By  /s/ Relland M. Winand
      ------------------             -------------------------
                                         Relland M. Winand
                                         Vice President, Finance